Exhibit 99.1

           iParty Corp. Reports October 2005 Sales Results


    DEDHAM, Mass.--(BUSINESS WIRE)--Nov. 4, 2005--iParty Corp. (AMEX:
IPT), a party goods retailer that operates 50 iParty retail stores, today reported sales results for the thirty-one day calendar month of October ended October 31, 2005. iParty is reporting its October sales results to provide investors with information regarding the Halloween season which is its single most important selling season.
    For the thirty-one day calendar month of October, consolidated revenues were approximately $16.3 million, a 9.2% increase compared to $14.9 million for the same period in 2004. The increase in the thirty-one day calendar month compared to the same period last year was due to sales from seven new stores that opened since the end of calendar October of 2004. This increase was offset by a 1.1% decrease in comparable store sales, defined as sales from stores open at least one full year.
    Sal Perisano, Chief Executive Officer of iParty Corp., commented, "Our overall sales increase was particularly encouraging insofar as it underscores the importance of our growth strategy and our recent store expansion efforts. However, we are disappointed by the one percent decrease in comp store sales. We believe that the weakness in our comp stores was primarily related to the heavy rain in October in the New England area and as well as the effect of Hurricane Wilma in Florida where we operate five stores. Despite the shortfall in same store sales, we were very pleased with our company's overall execution, Halloween advertising campaign and sell through of Halloween inventory."

    About iParty Corp.

    Headquartered in Dedham, Massachusetts, iParty Corp. (AMEX: IPT) is a party goods retailer that operates 50 iParty retail stores and licenses the operation of an Internet site for party goods and party planning at www.iparty.com. iParty's aim is to make throwing a successful event both stress-free and fun. With over 20,000 party supplies and costumes and an online party magazine and party-related content, iParty offers consumers a sophisticated, yet fun and easy-to-use, resource with an extensive assortment of products to customize any party, including birthday bashes, Easter get-togethers, graduation parties, summer barbecues, and, of course, Halloween. iParty offers reliable, time-tested knowledge of party-perfect trends, and superior customer service to ensure convenient and comprehensive merchandise selections for every occasion. Please visit our site at www.iparty.com.

    Safe harbor statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are based on our current expectations, beliefs, assumptions, estimates, forecasts and projections, including those about future store openings, future expectations of profitability and the industry and markets in which iParty operates. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements, and such statements should not be relied upon as representing iParty's expectations or beliefs as of any date subsequent to the date of this press release. Important factors that may affect future operating results include the effects of adverse changes in overall economic conditions, the success or failure of iParty's efforts to implement its business strategy; the success or failure of iParty's marketing initiatives and its efforts to build the iParty brand; iParty's inability to obtain additional financing, if required; third-party suppliers' failure to fulfill their obligations to iParty; unseasonable weather, particularly in the New England region; intense competition from other party supply stores and stores that merchandise and market party supplies, including big discount retailers, dollar store chains and temporary Halloween stores; the availability of retail store space on reasonable lease terms; the failure of iParty's systems or those of its third-party suppliers; general economic and other developments affecting consumer confidence or spending patterns, particularly in the New England region; compliance with evolving federal securities, accounting, and stock exchange rules and regulations applicable to publicly-traded companies listed on the American Stock Exchange; and government regulation of the Internet. For a discussion of these and other risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see "Cautionary Statements and Risk Factors" in iParty's most recently filed Annual Report on Form 10-K and "Factors That May Affect Future Results" in iParty's most recently filed Quarterly Report on Form 10-Q.



    CONTACT: iParty Corp.
             Patrick Farrell, 781-355-3717